Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-192894) pertaining to the 2014 Long-Term Incentive Plan of Rice Energy Inc. of our reports included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-192894) and related Prospectus of Rice Energy Inc., filed with the Securities and Exchange Commission (a) dated April 10, 2013 (except for Note 5 and Note 12, as to which the date is October 3, 2013), with respect to the consolidated financial statements of Rice Drilling B LLC and Subsidiaries and (b) dated October 3, 2013, with respect to the financial statements of Rice Energy, Inc.

Pittsburgh, Pennsylvania

January 24, 2014